[GRAPHIC  OMITTED]
                                              95  Enterprise,  Suite  100
                                              Aliso Viejo, California 92656-2605
                                              949.425.4300

                                                                     Exhibit 5.1
                                                                     -----------




September 27, 2001


Securities  and  Exchange  Commission
450  Fifth  Street
Washington,  D.C.  20549

Re:    S-8  Registration  Statement
       SafeGuard  Health  Enterprises,  Inc.

Ladies and Gentlemen:

As legal counsel for SafeGuard Health Enterprises, Inc., a Delaware corporation (the "Company" or "SFGD"), I am rendering this opinion in connection with the preparation of the Post-Effective Amendment No. 3 to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission to register an additional 1,300,000 shares of Common Stock, $.01 par value (the "Common Stock") of the Company to be issued pursuant to the Company's Stock Option Plan (the "Stock Option Plan"). I am an attorney licensed to practice law in all courts in the State of California. I am fully familiar with the facts and circumstances regarding the enclosed Registration Statement.

In regarding this opinion, I have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, certificates, instruments and other documents, as I have considered necessary or appropriate for purposes of this opinion. For the purposes of my examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to me. I have examined the proceedings heretofore taken and am familiar with the procedures proposed to be taken by the Company in connection with the authorization, issuance and sale of the Common Stock. On the basis of and relying upon the foregoing examination and assumptions, I am of the opinion that the shares of Common Stock issuable pursuant to the Stock Option Plan, when issued and paid for in accordance with the Registration Statement and the Stock Option Plan, will be validly issued, fully paid and nonassessable.

This opinion is limited to the present law of the State of Delaware, to the present federal laws of the United States and to the present judicial interpretations thereof and to the facts, as they presently exist. No opinion is expressed by me as to the effect of the laws of any other jurisdiction or as to matters of conflict or choice of law. I undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to my attention after the date hereof. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours  truly,

/s/  RONALD I. BRENDZEL

RONALD  I.  BRENDZEL
Senior Vice President, General Counsel and Secretary

RIB/ksv


SafeGuard  Health  Enterprises,  Inc.
SafeGuard  Health  Plans
SafeHealth  Life  Insurance  Company


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